August 3, 2018

Via Email Delivery

Andrea Owen

Dear Andi,

We are excited to present this offer for you to join Herman Miller as the Chief Executive Officer of Herman Miller, Inc. (the “Company”) reporting to the Board of Directors.

Base Salary
Your annual base salary will be $1,000,000. Future base pay increases, if any, will be determined by the Herman Miller Board of Directors, based on job performance and review of competitive market data.

Bonus
You will be eligible to participate in the Annual Executive Cash Incentive Bonus. Upon achievement of target performance, you will be eligible to receive 100% of your base salary, or $1,000,000 based on your starting base salary.
Your annual executive bonus for the 2019 fiscal year will not be pro-rated for the portion of the performance period employed and will be based 100% on HMI Consolidated EBITDA results. The current material terms of the Annual Executive Cash Incentive Bonus program are summarized on Exhibit A. Exhibit C defines the performance goals for the FY19 program. The performance goals and other terms and conditions of the Annual Executive Cash Incentive Bonus program are subject to adjustment by the Herman Miller Board of Directors or the Board Executive Compensation Committee (“BECC”).

Long-Term Incentives
You will also participate in our Long-Term Incentive (“LTI Plan”). The target value for your LTI Equity Award is 250% of your base salary, or $2,500,000 based on your starting base salary. Your initial grant of LTI Equity Awards will be granted on your start date, will not be pro-rated, and will consist of 25% stock options, 25% restricted stock units, 25% HMVA performance share units and 25% relative TSR performance share units. The LTI Equity Awards include a confidentiality covenant that applies during employment and for 18 months thereafter, as well as a non-competition and non-solicitation covenant that applies during employment and for 18 months thereafter. The current material terms of the LTI Plan’s equity awards are summarized on Exhibit B. Exhibit C defines the performance goals for the awards granted in FY19. The targeted award value, amount granted, and type of equity-based instrument used to deliver award value are subject to annual adjustment by the Herman Miller Board of Directors or the BECC.

Restrictive Covenants
Notwithstanding any provision to the contrary in any of your current or future agreements with the Company:

(a)
your noncompetition restriction or any forfeiture provision based on competition will be limited to a list of 28 direct competitors, which list is subject to change by the Company at its discretion from time to time in the normal course of business, provided that (i) the total number of direct competitors is no greater than 28, (ii) all the added companies are direct competitors, and (iii) you will not be subject to any changes to the list made within 90 days of your termination or thereafter. The initial list is annexed hereto as Exhibit G. Future lists will be made available to you, including upon request;

(b)	nonsolicitation restrictions or any forfeiture based on nonsolicitation will not be violated by general non-targeted advertising or serving as a reference upon request;

(c)	any nondisparagement restrictions shall be deemed mutual between the Company (officers and directors only) and you and shall not continue for a period of greater than five (5) years following termination of employment, and shall not be violated by comments or statements made (i) in the good faith performance of your duties to the Company while you are employed by the Company; (ii) in truthful testimony given in response to a lawful subpoena or similar court or governmental order, (iii) by the rebuttal of false or misleading statements by others, or (iv) statements made in furtherance of legitimate competition (i.e., statements fairly and truthfully comparing the Company’s products with a competitor who employs you). Your agreement not to disparage shall not be broader than to the Company, its affiliates, their office furniture contract dealers and their respective officers, directors, and employees;

(d)
any confidentiality restriction shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in any confidentiality restriction under any agreement between the Company and you is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary therein, nothing in any agreement between the Company and you prohibits, restricts or prevents you from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, however, that you use your reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) request that such agency or entity treat such information as confidential. You do not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that you have made such reports or disclosures; and

(e)	you may retain your address book to the extent it only contains contact information.

Benefit Plans
We provide a variety of benefit plans, as follows:

Retirement: We have a great retirement plan available to you as an employee of Herman Miller: The Herman Miller Profit Sharing and 401(k) Plan. This plan currently provides an 8% HMI contribution to your retirement account. There are two (2) parts to this retirement opportunity: (i) an automatic contribution and (ii) a matching contribution, each up to 4% and each described below.

In our Profit Sharing and 401(k) Plan, Herman Miller automatically contributes 4% of your pay (up to the IRS limit of $275,000 per year) to the Plan. This is a core contribution provided to all 401(k) participants. The annualized value of this core contribution based on your base salary level would be $11,000.

Herman Miller also currently matches 100% of the first 4% of your salary deferral that you contribute to the plan (maximum 4% match). Based on the plan guidelines and the base salary you are being offered, the annualized value of the maximum corporate match would be $11,000. You may elect to make a 401(k)-salary deferral on a pre-tax or Roth after-tax basis. Again, salary considered for this benefit is currently capped at $275,000 and indexed by the IRS each year.

Finally, you will be eligible for the HMI Executive Equalization Plan. This non- qualified plan allows you to defer up to 50% of your base salary and 100% of your executive bonus. In addition, the Company may make contributions to this plan on your behalf to equalize any lost contributions due to the $275,000 annual IRS limitation on the Profit Sharing and 401(k) Plan. The current terms of this plan are further summarized on Exhibit D.

Health and Welfare: You will be eligible to participate in the Company’s health and welfare plans that are available to our salaried employees.

Executive Benefits: You will be eligible to participate in our perquisites program ($20,000 annually), executive long-term disability plan and be eligible for a Company-paid annual physical (Mayo Clinic), all subject to and in accordance with the terms of the policies governing such benefits.

All benefit plans, programs and policies are subject to change from time to time by Herman Miller.

Relocation
You will be required to relocate in order to work at our headquarters in Michigan. You will receive our standard Relocation Package, a summary of which is included on Exhibit E. We will also provide you with a payment of $50,000, to be paid within 15 days after your start date, to assist you with other expenses you may incur in connection with your relocation that are not reimbursed under the standard Relocation Package. In the unlikely event you elect to terminate your employment other than for Good Reason within twelve (12) months of your start date, you will be required to repay this $50,000.

Legal Fees
You will be entitled to reimbursement for attorneys’ fees with respect to the negotiation of this agreement up to $20,000, promptly upon presentation of invoices.

Vacation
You will be eligible for four (4) weeks of vacation per fiscal year.

Foundation and Giving Program
You will be permitted to direct up to an aggregate of $100,000 per year in charitable contributions to charities on behalf of the Herman Miller Foundation, provided that such contributions are consistent with the goals and giving criteria established by the Herman Miller Foundation.

Pre-employment Drug Screen
As you know, employment is contingent upon successful completion of background verification, references, and passing a drug-screening test. This drug screen must be completed prior to your first day of employment. A senior member of the Company’s HR team will call you to schedule an appointment.

Start Date and At-Will Employment
Your start date in this new role will be on or about September 1, 2018. This offer is conditioned upon your reporting to work on or about the start date.

You will serve at the will of the Herman Miller Board of Directors. Commensurate severance arrangements for salary continuation and other benefits are provided in the event of an involuntary separation. Notwithstanding the provisions of the salary continuation plan or any other document, the following terms shall apply to you:

•
In the event you terminate for Good Reason, you will be entitled to the same severance as if you were involuntarily terminated for other than Cause, e.g., on a non-Change in Control termination, eighteen (18) months of base salary payable in accordance with the Company’s normal payroll practice, as well as eighteen (18) months of benefits continuation.

•	The definitions of “Cause” and “Disability” under the salary continuation plan shall have the definitions currently set forth in the Herman Miller, Inc. 2011 Long-Term Incentive Plan.

•
The definition of “Good Reason” under the salary continuation plan, the Change in Control Agreement, and for all other purposes, shall mean: with respect to your termination of employment by you, any of the following events or conditions (without your prior written consent) and the failure of the Company (or any successor corporation) to cure such event or condition within thirty (30) days after receipt of written notice from you specifying the events or conditions in reasonable detail; provided that you serve notice of such event and intended termination within ninety (90) days of your knowledge of its occurrence and you terminate your employment within thirty (30) days following the expiration of the applicable cure period: (a) a material diminution in your duties, responsibilities, authorities, or reporting lines (other than a temporary change resulting from your inability to perform your duties as a result of your disability); (b) a material reduction by the Company of your annual base salary or annual or long-term cash incentive compensation opportunities; (c) any requirement of the Company that you be based at any office location that is more than fifty (50) miles farther from your primary work location in Holland, Michigan but only if it results in a longer commute for you from your residence at such time, except for reasonable required travel on behalf of the Company (or any successor corporation); and (d) a material breach by the Company (or any successor corporation) of its obligations to you under this agreement or under any other material agreement or arrangement between the Company (or any successor corporation) and you.

•
In the event of your involuntary termination without Cause or for Good Reason in the first twenty-four (24) months of your employment with the Company, you will not be subject to the cutbacks to severance payments under the salary continuation plan.

•	The current severance provisions may not be reduced as they apply to you without your written consent.

You will be provided a Change in Control Agreement for your signature promptly following your start date. The current form of Change in Control Agreement, as it applies to you shall be modified as follows:

•
The definition of a “Nonqualifying Termination” under the Change in Control Agreement shall mean a termination of your employment (1) by the Company for Cause; (2) by you following a Change in Control for any reason other than Good Reason; (3) as a result of your death; or (4) by the Company due to your absence from your duties with the Company on a full-time basis for at least one-hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness.

•	The definition of “Termination Period” shall also include six (6) months prior to such Change in Control.

•
If termination is within the six (6) months prior the Change in Control, any amounts payable as a result of the termination shall continue to be paid in the pre-termination form and only the excess shall be paid as specified for after a Change in Control termination. Furthermore, if the Change in Control is not a 409A Change in Control under Treasury Regulation 409A-3(i)(5), amounts up to the amounts paid on a non-409A Change in Control severance shall be paid in such form and the excess paid in the Change in Control form.

•
Payment of severance in any circumstance shall be conditioned on execution of a release in substantially the form attached hereto as Exhibit H, so long as the Company signs such mutual release. Severance shall commence within ten (10) days after the release becomes effective with a retroactive payment for any payment missed after termination, provided that to the extent the consideration and revocation period of the release overlaps the calendar year, amounts shall be initially paid in the second calendar year with a catchup.

The current terms of the severance arrangements applicable to you are summarized on Exhibit F, subject to modifications as provided herein.

Section 409A
The intent of the parties is that payments and benefits under this agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code

Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall be deemed not to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this agreement that is considered nonqualified deferred compensation. In no event shall the timing of your execution of the general release of claims, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

Section 280G
Notwithstanding anything contained in this agreement to the contrary, to the extent that any of the payments and benefits provided for under this agreement together with any payments or benefits under any other agreement or arrangement between the Company or any of its affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide you with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by you, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.

Board Service
Effective on your start date, you will be appointed to the Herman Miller Board of Directors and be nominated and stand for election at the 2019 Annual Meeting of Herman Miller shareholders, and each meeting thereafter where your prior election would expire.

Andi, on behalf of the Herman Miller Board of Directors, we are excited about the prospect of you joining the Company and your ability to increase the value of our Company for our stakeholders.

To accept this offer, please sign and pdf a copy of this letter to Tim Lopez, Senior Vice President of Legal Services, General Counsel & Secretary at tim_lopez@hermanmiller.com. Please retain the original for your own records.

Regards

Michael A. Volkema        Date
Chairman of the Board

Acceptance of Offer:

Andrea Owen            Date

Exhibit A
Summary of Material Terms of Annual Executive Cash Incentive Bonus

Performance Goals	Established annually at the start of each fiscal year by the Compensation Committee. The Committee retains discretion in its assessment of ultimate performance and related payouts
Payment Timing	Within thirty (30) days after the Compensation Committee’s certification of the performance results
Retirement Treatment	Pro-rated for time worked during the fiscal year, paid based on actual performance at the same time bonus would be payable if remained employed
Other Terminations Before End of Fiscal Year	Forfeited

Exhibit B

Summary of Material Terms of LTI Equity Awards

	Stock Options	RSUs	PSUs
Vesting Period/Term	Vest 1/3 per year for three (3) years; ten (10) year term	Three (3) year cliff	Cliff vest based on performance over three (3) years
Performance Goals	N/A	N/A	50% of PSUs will vest based on relative TSR to peer group Remaining 50% will vest based on “Herman Miller Value Added,” defined as adjusted EBITDA less (capital * cost of capital)
Termination Without Cause or for Good Reason	Unvested forfeited. Vested must be exercised within three (3) months of termination date.	Pro-rated for time worked during performance period	Will vest based on actual performance at the end of the performance period, but pro- rated for time worked during performance period
Termination Related to a Change in Control	100% vesting accelerated	100% vesting accelerated	100% vested based on actual performance, measured as of the date of the CIC
Retirement	Will continue to vest according to original vesting schedule, except that if terminated within first year of performance period, then will be pro-rated based on time worked during vesting period.	100% vesting accelerated if you retire within second or third year of vesting period; pro- rata accelerated vesting if you retire within first year of vesting period.
Will vest based on actual performance at the end of the performance period. Will be pro- rated if terminated within first year of performance period. Full vesting if terminated in second or third year of performance period.

Terminations due to death or Disability
Unvested forfeited on death. Vested must be exercised within (i) within five (5) years if death occurs during employment at the Company, or (ii) within the longer of such extended period or one (1) year after death, if death occurs during an extended exercise period following termination.

Unvested forfeited on disability. Vested must be exercised within five (5) years of termination date.
		100% vesting accelerated	Will vest based on actual performance at the end of the performance period, but pro- rated for time worked during performance period
Other Terminations	Unvested forfeited. Vested must be exercised within three (3) months of termination date.	Unvested forfeited	Unvested forfeited
Confidentiality	Includes a confidentiality covenant covering Herman Miller’s confidential information during your employment and for a period of eighteen (18) months following termination.
Non-Compete, Non-disparagement and Non-Solicit	As provided.

Exhibit C

FY19 Annual Executive Cash Incentive Bonus Corporate EBITDA Performance Goals

	Threshold	Target	Maximum
EBITDA	$255.8M	$300.9M	$346.0M
Payout as a % of Target	0%	100%	200%

For performance between threshold and target and target and maximum, award payouts will be interpolated.

FY19 Equity Awards - Performance Share Units HMVA = EBITDA - Capital Charge

	Threshold	Target	Maximum
Three-year Average HMVA (FY19-FY21)	$185.0M	$204.0M	$232.0M
Payout as a % of Target	34%	100%	200%

FY19 Equity Awards - Performance Share Units
Relative TSR (FY19-FY21) - Measured against the FY19 Compensation Peer Group

	Threshold	Target	Maximum
HMI TSR Percentile Rank	30th	50th	80th
Payout as a % of Target	50%	100%	200%

Exhibit D

Summary of Materials Terms of Executive Equalization Plan

Eligibility	Can participate starting January 1, 2019
Employee Contributions	At your election, but irrevocable for the calendar year Enrollment will occur in the fall of 2018 Value determined by your contribution amount
Employer Contributions	Match using the same formula as under the 401(k) Plan Employer contribution of 4% of your pay above $275,000, as indexed by the IRS Discretionary profit sharing contribution also available
Distributions	At the time and in form that you select
Investments	May elect the investment for your plan account
Change in Control	Account automatically distributed in a lump sum

Exhibit E

Summary of Materials Terms of Relocation Program

House Hunting Trip
Herman Miller will pay for one house hunting trip for you and your spouse/partner, for up to five (5) days and four (4) nights.
Reimbursable expenses include round-trip transportation, rental cars costs, mileage reimbursement, meals, and lodging

Home Sale Assistance	Herman Miller will cover costs related to marketing and selling your existing home Benefit is available for your primary residence only Must use a real estate agent registered with Signature Relocation
Home Purchase Assistance
Herman Miller will cover closing costs, including costs of any legal fees, title search, transfer taxes, recording fees, notary fees, and other standard fees
Must use a real estate agent registered with Signature Relocation

Moving Expenses
Herman Miller will cover coach air travel for you and your dependents and cost to ship your personal autos if move is over five hundred (500) miles
If move is less than five hundred (500) miles, will reimburse mileage on up to two (2) personal autos
Will also pay for the shipment of household goods with a carrier selected by Signature Relocation

Other Reimbursable Expenses
Temporary living expenses for up to ninety (90) days
Storage of household goods for up to thirty (30) days in the event you cannot move directly from your old residence to your new residence
Tax assistance payments for certain non-deductible expenses

Repayment Obligations	If you voluntarily resign other than for Good Reason or are terminated for Cause within twelve (12) months of your relocation, then you must repay all relocation benefits
Term of Benefits	Must complete all relocation activities within twelve (12) months of start date
Reimbursement Process	You must submit your receipts and Expense Report online through the Company’s third party administrator. You will receive reimbursement within seven (7) to ten (10) business days of your submission.

Exhibit F

Summary of Material Terms of Severance Arrangements

	Salary Continuation Plan	Change in Control Agreement
Applicability	Termination without Cause [or for Good Reason]	Termination without Cause or resignation for Good Reason within six (6) months prior or two (2) years after a Change in Control (“CIC”)
Good Reason Definition
(i) material diminution in responsibilities or duties, authorities or reporting lines, (ii) material reduction in base salary or annual or long-term cash bonus opportunities, (iii) requirement that you relocate more than fifty (50) miles, (iv) material breach by the Company of its obligations to you under the employment agreement or any material agreement.

(i) material diminution in responsibilities or duties, authorities or reporting lines, (ii) material reduction in base salary or annual or long-term cash bonus opportunities, (iii) requirement that you relocate more than fifty (50) miles, (iv) material breach by the Company of its obligations to you under the employment agreement or any material agreement.

Cash Severance Amount	1.5x base salary	3.0x (Base Salary + Annual Bonus) Annual Bonus is the higher of your target annual bonus for the year of termination or your average earned bonus for the three (3) fiscal years prior to the CIC
Benefit Continuation Period	Eighteen (18) months	Thirty-six (36) months
Non-Compete Period	Eighteen (18) months	Thirty-six (36) months
Other Conditions to Receive Benefits	Required to sign a release of claims	N/A
Benefit Offset	N/A	Offset by amounts received under Salary Continuation Plan and Annual Bonus Plan

Exhibit G

The following companies (or brands) and their subsidiaries and parents, as well as their successors in interest, are considered Direct Competitors.

1.	Steelcase

2.	Hawolth

3.	Knoll

4.	Teknion

5.	HNI

6.	Allsteel

7.	KI

8.	Kimball

9.	Trendway

10.	Inscape

11.	Riviera

12.	Humanscale

13.	Halcon

14.	Vitra

15.	Room and Board

16.	Restoration Hardware

17.	Ethan Allen

18.	Holly Hunt

19.	Nucraft Furniture

20.	OFS/First Office

21.	Watson

22.	HAY

23.	Sit On It

24.	Bernhardt

25.	DECCA

26.	Touhy

27.	Weiland

28.	WeWork

3330/55526-001 CURRENT/100640850v4

Exhibit H

SEPARATION AND MUTUAL RELEASE AGREEMENT

Agreement made effective as of [date], by and between [name], [address] (hereinafter “Employee”), and Herman Miller, Inc., a Michigan corporation, having its principal place of business at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 (hereinafter “HMI”). The Employment relationship has or will terminate as of [date].

In consideration in part for HMI’s payment to Employee of Separation Benefits, and the mutual covenants and releases contained herein, the Employee and HMI agree as follows:

1.Confidential Information. Employee understands that in the ordinary course of its business, HMI has developed various valuable trade secrets and confidential business information. Employee acknowledges that [he/she] has been exposed to such trade secrets and information and that the protection of such is of vital importance to HMI’s business. For purposes of this Agreement, confidential business information is information: (a) that is not known by the actual or potential competitors of HMI and is generally unavailable to the public, (b) that has been created, discovered, developed or otherwise become known to HMI or in which property rights have been assigned or otherwise conveyed to HMI from a third party, and (c) that has material economic value to HMI’s present or future business. Examples of such confidential information may include, but are not limited to, information as to any of HMI’s customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, product planning and development programs, marketing plans, product information, inventions, blueprints, sketches and drawings, trade secrets, and technical and business concepts related to the business, whether devised or invented in whole or in part by Employee and whether or not reduced to practice. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement prohibits, restricts or prevents Employee from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, however, that Employee uses her reasonable best efforts to (A) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (B) requests that such agency or entity treat such information as confidential. Employee does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures.

2.Nondisclosure. Employee agrees she has not and will not, directly or indirectly, at any time disclose any trade secrets or confidential information of HMI, or the confidential information of actual or potential customers or vendors of HMI, to others which she has obtained in the course of his employment with HMI. Employee has not and shall not use any such trade secrets or confidential information for her own personal use or advantage, or make such secrets or information available for use by others. Violation of this provision shall entitle HMI to pursue all appropriate legal remedies. Nothing in this Agreement shall prevent Employee from using her general knowledge, skill, and experience in gainful employment by a third party after her employment with HMI terminates.

3.Return of HMI Property. Employee will immediately return to HMI all Company property including any and all sales aids, customer lists, catalogues, manuals, software programs, drawings, blueprints, notes, memoranda, and any and all other documents, computer files, and electronic information which are or have been in Employee’s possession or control and which contain any trade secrets or confidential information or which otherwise relate to HMI’s business, and any other Company property in her possession. Employee may retain her address book to the extent it only contains contact information.

4.Payment by HMI. Employee acknowledges that all earned wages, bonuses, fringe benefits, vacation pay, commissions, and other obligations owed by HMI to the Employee have been paid by HMI or will be paid as detailed on Exhibit A if otherwise not paid to Employee. No other payments are owed to the Employee other than claims for vested benefits under any retirement plans, stock option plans, or insurance benefits plans, which rights are controlled by the language in applicable plan documents.

If Employee (1) signs and returns this Agreement within 21 days of the date of this Agreement, (2) signs, returns, and does not revoke the attached ADEA Waiver and Release in the manner stated in the waiver, and (3) has otherwise complied with all of the material terms of this Agreement, then the Employee will be entitled to receive the discretionary and additional Separation Benefits listed on Exhibit A. Otherwise, the Employee will not be entitled to the Separation Benefits listed on Exhibit A. If Employee should revoke the ADEA Waiver and Release, HMI may, at its option, revoke this Agreement in its entirety or may choose to provide Employee the Separation Benefits and enforce and abide by the remaining provisions of this Agreement. The Separation Benefits may be withheld or terminated if Employee materially breaches this Agreement, or if Employee harasses or intimidates any HMI employee.

5.Mutual Release. Except for the enforcement of the terms and covenants in this Agreement, Employee and HMI hereby release each other and their officers, directors, employees, agents, successors, and assigns from any and all claims and obligations arising under federal, state, or local law by statute, common law, public policy, or equity that each may have against the other arising out of the employment relationship to the fullest extent permitted by law. Employee specifically waives any claim for unlawful discrimination including, but not limited to claims for race, sex, age, religion, disability, or national origin discrimination. Employee further agrees to waive and release any rights [he/she] might have under the federal Age Discrimination in Employment Act of 1967, as amended (29 United States Code section 621 et seq.) (“ADEA”) against HMI, pursuant to the terms of the attached ADEA Waiver and Release. The release, however, does not prevent Employee from seeking a judicial determination regarding the validity of the attached ADEA Waiver and Release. This release covers claims and obligations even if they are unknown at this time. Employee waives any entitlement to any form of personal relief for claims arising out of the employment relationship; including monetary relief or damages, to the fullest extent permitted by law. HMI and Employee agree that this Agreement is a complete defense to any claim and obligation released and waived by this Agreement which may be subsequently asserted. The foregoing shall not release any rights to indemnification or directors’ and officers’ liability insurance coverage.

6.Administrative Complaints and Investigations. This section does not limit or affect the finality or the scope of the release provided to HMI in Paragraph 5. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") and similar state and local agencies to enforce the statutes which come under their jurisdiction and is not intended to prevent Employee from filing a charge or participating in any investigation or proceeding conducted by the EEOC (or other similar state or local agencies) and nothing in this Agreement limits or affects the finality or the scope of the Employee's participation in any investigation or proceeding conducted by the EEOC or other similar state or local agencies. Nothing in this section, however, allows Employee to obtain relief of any kind from HMI to the extent permitted by law.

7.Mutual Nondisparagement. Employee agrees that she will not either directly or indirectly, through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate the Company, its affiliates, their office furniture contract dealers, and their respective officers, directors, and employees. The Company, limited to its officers and directors, agrees that it will not, either directly or indirectly, through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate the Employee. As used in this Agreement, to “Disparage or Denigrate” includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, professional skill or judgement, abilities, qualities, or reliability of any person or entity. This mutual nondisparagement restriction shall not continue for a period of greater than 5 years following termination, and shall not be violated by comments or statements made (i) in truthful testimony given in response to a lawful subpoena or similar court or governmental order, (ii) by the rebuttal of false or misleading statements by others, or (iii) in statements made in furtherance of legitimate competition (i.e., statements fairly and factually comparing the Company’s products with a competitor who employs you). The foregoing provisions of this Paragraph 7 shall not prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, statements to Employee’s accountants, attorneys, auditors, and insurers, or statements to the Employee’s spouse.

8.Severability. In the event any term of this Agreement is unenforceable, then such unenforceable term, if possible, will be altered so as to be enforceable. Or, if that is not possible, then it will be deleted from this Agreement and the remaining part of the Agreement will remain in effect.

9.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan (without regard to conflict of law provisions).

10.Entire Agreement. This Agreement and the attached ADEA Waiver contain the entire understanding of the parties and supersedes all previous oral and written agreements; there are no other agreements, representations, or understandings not set forth herein. Further, this Agreement can be modified only by a written agreement signed by Employee and HMI’s CEO.

11.Binding Effect. This is a binding agreement. The term HMI includes all of Herman Miller, Inc.’s subsidiaries, officers, directors, and affiliates. The term Employee includes all of his heirs, administrators, successors, assigns, and those who could make a claim through her. This Agreement shall benefit and be binding upon HMI’s successors and assigns, and Employee’s executors, administrators, and representatives.

12.Voluntary Execution. Employee acknowledges that [he/she] has read this Agreement, understands its terms and legal consequences, has been given an opportunity to consider this Agreement and its release of all claims, and it has been entered into by [him/her] voluntarily. Employee further acknowledges that [he/she] has been advised to consult with an attorney prior to executing this Agreement. Employee has not assigned any claims against HMI. Employee has been given an opportunity of up to 21 days to consider this Agreement and its release of all claims. In addition, Employee understands that she may revoke the ADEA Waiver and Release within seven (7) days after she signs it.

HERMAN MILLER, INC.

By

3330/55526-001 CURRENT/100640850v4

Date    Tim Lopez, SVP and General Counsel

Date    [employee name]

Date    Witness

ADEA WAIVER AND RELEASE

In consideration of the additional and discretionary Separation Benefits provided in the Separation and Mutual Release Agreement effective as of [date], between [name] (“Employee”) and Herman Miller, Inc., (“HMI”), Employee forever waives, releases, and discharges HMI, its subsidiaries, affiliates, and its directors, officers, and employees from any and all legal and equitable claims, demands, damages, losses, expenses, and causes of actions of any kind or character which now exist, whether known or unknown, relating in any manner to or arising under the federal Age Discrimination in Employment Act of 1967 (“ADEA”) (29 United States Code section 621, et seq.) that are in any way connected with Employee’s employment relationship with HMI or its separation.

Employee agrees and covenants not to institute any action or lawsuit against HMI, its directors, officers, agents, and employees in any state, federal, or local court or other tribunal to assert a claim for violations of the ADEA that arise on or before the date of this Agreement. This shall not prevent the Employee from seeking a judicial determination regarding the validity of this waiver, however, or from bringing an action or lawsuit for any claims that arise after the date on which this waiver is signed (as indicated below).

This Waiver and Release shall be binding upon Employee and [his/her] respective heirs, administrators, successors, assigns, and those who could make a claim through [him/her].

Employee acknowledges that [he/she] has read the ADEA release, understands its terms, has been given a period of at least 21 calendar days within which to consider this Waiver and Release, and it has been entered into by him voluntarily. Employee will have seven (7) calendar days to revoke this Waiver and Release after its execution and the Release shall not become effective or enforceable until the revocation period has expired. Employee further acknowledges that [he/she] has been advised to consult with an attorney prior to executing this Waiver and Release.

Dated:
[employee name]

WITNESS:

EXHIBIT A

1.
You will receive current regular base salary, less applicable withholdings, for eighteen (18) months following your separation date and the full execution of this Agreement, unless you receive other employment with a competitor as defined below, solicit the employees of Company as defined below, or otherwise materially breach this agreement. This amount will be paid on the standard payroll cycle. A lump sum payment is not available under this Agreement for the payments described in paragraph 1. [To be adjusted in Change in Control related termination to reflect the payment provisions of the Change in Control Agreement.]

Payments under this will immediately stop on the date on which you accept employment with, become a consultant to, or otherwise become affiliated with a competitor or affiliate of a competitor of the Company listed in Exhibit B attached hereto, or engage in competition in any way with the Company or any of its subsidiaries. For the avoidance of doubt, it shall not be deemed a breach of this Agreement for you to accept employment with, become a consultant to, or otherwise become affiliated with a competitor or affiliate of a competitor of the Company, or engage in competition in any way with the Company or any of its subsidiaries; rather, such activity on your part shall permit Company to cease payments under this paragraph 1 as of the date on which such activity commenced. For the purpose of this Agreement, competitors will be limited to the list of [28] direct competitors set forth in Exhibit B. Payments under this will immediately stop on the date which you solicit for employment or other similar relationship an employee of the Company.

2.
You will receive a lump sum payment equivalent to eighteen (18) months of the amount that HMI contributes toward your medical and dental benefits, which you may use to purchase medical and dental benefits through COBRA, other individual insurance policies, or options on the government Health Insurance Marketplace. You will be provided a “Disposition of Benefits” letter to explain this process in more detail. [To be adjusted in Change in Control related termination to reflect the benefits continuation provisions of the Change in Control Agreement.]

3.	You are not eligible for the Employee Incentive Bonus earned for financial year [current FY] if HMI earns a bonus.

4.	Any accrued but unused vacation for fiscal year [___] will be paid to you within five weeks of [term date].

5.
[Include if part of the Employee Equalization Plan] Any amount of income deferred by you pursuant to the Employee Equalization Plan are fully vested and will be distributed to you according to the terms of the Plan and your deferral elections.

6.
If you are enrolled in a Healthcare Reimbursement (flexible spending) Account, you have the option to continue your participation in this account through COBRA. The payments will be with after-tax dollars. You must elect COBRA coverage to continue your participation. If you choose not to continue participation in the Healthcare Reimbursement account under COBRA, all claims for services incurred up to your separation date must be submitted within 90 days of the date of your separation of employment. Any unused balances will be forfeited at that time.

Dependent Care Reimbursement (flexible spending) accounts may not be continued under COBRA and all claims for services incurred up to your separation date must be submitted within 90 days of your separation of employment.

7.	If you are enrolled in a Health Savings Account, you can continue to make contributions on an after-tax basis as long as you are enrolled in a High Deductible Health Plan.

8.
You are not eligible to participate in the 401(k) Plan after [term date]. You will receive a final core contribution to your 401(k) account based on compensation earned in this fiscal quarter up to your separation date. This core contribution will be paid at the end of the current fiscal quarter. Employee and Company matching contributions to the 401(k) Plan will cease as of [term date]. The balance of your quarterly payroll deductions relating to the employee stock purchase plan will be paid to you within thirty (30) days of your separation date.

9.	The restricted stock units granted to you on [date], representing [number of shares] shares will vest upon your separation date, and under section 3(e) of the Restricted Stock Unit Award Agreement you are entitled to receive [percentage]/36 of the award plus a prorated portion of the dividends. The Performance Shares (HMVA) granted to you on [date], representing [number of shares] shares are not vested, but under section 3a(iii) of the HMVA Performance Share Unit Award Agreement you are entitled to receive adjusted target performance units equivalent to [percentage]/36 of the award, to be paid out as provided for in the grant agreement. The Performance Shares (TSR) granted to you on [date], representing [number of shares] shares are not vested, but under section 3a(iii) of the TSR Performance Share Unit Award Agreement you are entitled to adjusted target performance units equivalent to [percentage]/36 of the award, to be paid out at as provided for in the grant agreement.

10.	You will receive outplacement support through OI Partners, Inc.

11.
You are responsible for returning your Corporate Visa card along with any keys, phone cards and/or access cards immediately. You should process a final expense report to cover the cost of any unreimbursed business-related travel through [term date]. If you have an existing balance on your Corporate Visa card or your cellular phone service, you are required to pay off the balance within 10 days of this letter. Any remaining balances at that point will be deducted from your severance pay.

12.	You are responsible for returning all company-owned computers along with any associated company-owned computer equipment and printers immediately.

13.
Any balance owed to HMI on your employee purchase account (product purchase) will be deducted from the total amount of severance pay. In the event that severance will not cover the full amount due, it will be your responsibility to pay off the balance.

EXHIBIT B [To be updated as list changes.]

The following companies and their subsidiaries and parents, as well as their successors in interest, are considered competitors under Exhibit A, item 1.*

1.	Steelcase

2.	Haworth

3.	Knoll

4.	Teknion

5.	HNI

6.	Allsteel

7.	KI

8.	Kimball

9.	Trendway

10.	Inscape

11.	Riviera

12.	Humanscale

13.	Halcon

14.	Vitra

15.	Room and Board

16.	Restoration Hardware

17.	Ethan Allen

18.	Holly Hunt

19.	Nucraft Furniture

20.	OFS/First Office

21.	Watson

22.	HAY

23.	Sit On It

24.	Bernhardt

25.	DECCA

26.	Touhy

27.	Weiland

28.	WeWork

EXHIBIT C
Please see attached document, “Special Terms of Your Employment”